Exhibit 15





California Energy Company, Inc.
Omaha, Nebraska

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of California Energy Company, Inc. for the three and nine month periods ended September 30, 1995 and 1994 as indicated in our report dated October 19, 1995; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended
September 30, 1995, is incorporated by reference in Registration
Statements No. 33-41152 and No. 33-52147 on Form S-8 and
Registration Statement No. 35-51363 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act, is not considered a part of a Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of
Section 7 and 11 of that Act.



DELOITTE & TOUCHE LLP
Omaha, Nebraska
November 10, 1995
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